                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No. __________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement        [_] Confidential, for Use of the Commission Only
[_] Definitive Proxy Statement             (as permitted by Rule 14a-6(e)(2))
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              G & L REALTY CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transactions applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

                         [LOGO OF G & L REALTY CORP.]

                              G & L REALTY CORP.

                439 N. Bedford Drive, Beverly Hills, CA  90210

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 31, 1999


     Notice is hereby given that the Annual Meeting of Stockholders of G&L Realty Corp. (the "Company") will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California on August 31, 1999 at 9:00 a.m. Pacific Standard time, for the following purposes:

     (1) To elect six directors to serve until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

     (2) To consider and vote upon a proposal to adopt an amendment to the Charter which would give the Board of Directors the authority (i) to waive the ownership limitation under the Charter for any person(s), and (ii) to decrease the ownership limit under the Charter for all other persons.

     (3) To consider and vote upon ratification of the appointment by the Board of Directors of Deloitte & Touche, LLP as independent accountants for the Company for the year ending December 31, 1999; and

     (4) To consider and act upon any other matter that may be properly brought before the Annual Meeting and at any adjournment or postponement thereof.

     Only Stockholders whose names appear of record on the books of the Company at the close of business on June 25, 1999 are entitled to notice of, and to vote at, such Annual Meeting or any adjournment or postponement thereof.

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend this meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy. If your shares are held of record by a broker, bank or other nominee and you wish to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.


                                    By Order of the Board of Directors

                                    /s/ George Nagler

                                    George Nagler
                                    Secretary and General Counsel

Beverly Hills, California
June 30, 1999

                              G & L REALTY CORP.
               439 North Bedford Drive, Beverly Hills, CA  90210

                          --------------------------



                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 31, 1999


     This proxy statement is furnished to the Stockholders of G&L Realty Corp., a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California at 9:00 a.m., Pacific Standard time, on August 31, 1999, and at adjournment or postponement thereof. The principal executive offices of the Company are located at 439 North Bedford Drive, Beverly Hills, California 90210. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors is expected to be sent to the Company's Stockholders is June 30, 1999.

     At the Annual Meeting, the Company Stockholders will be asked:

     (1) To elect 6 directors to serve until the 2000 annual meeting of Stockholders and until their successors are duly elected and qualify;

     (2) To consider and vote upon a proposal to adopt an amendment to the Charter which would give the Board of Directors the authority (i) to waive the ownership limitation under the Charter for any person(s), and (ii) to decrease the ownership limit under the Charter for all other persons.

     (3) To consider and vote upon ratification of the appointment by the Board of Directors of Deloitte & Touche, LLP as independent accountants for the Company for the year ending December 31, 1999; and

     (4) To consider and act upon any other matter that may be properly brought before the Annual Meeting and at any adjournment or postponement thereof.

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company has retained the services of Chase Mellon Shareholder Services to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others for a fee of approximately $6,500, plus expenses.

     On June 25, 1999, the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had ______________ shares of common stock, par value $.01 per share (the "Common Stock"), outstanding. Each such share of Common Stock is entitled to one vote on all matters properly brought before the meeting. The Common Stock is the only class of securities of the Company entitled to vote. The vote of a plurality of the shares cast in person or by proxy is required to elect a nominee for director. With respect to the election of each director at the Annual Meeting, each holder of Common Stock is entitled to vote the number of shares owned by such Stockholders. The six nominees who receive the greatest number of votes will be elected.

Stockholders are not entitled to cumulate their shares of Common Stock for the purpose of electing directors or otherwise. The vote of two-thirds of the outstanding shares of Common Stock is required for approval of the Charter amendment. The affirmative vote of a majority of all votes cast is required for ratification of the appointment of Deloitte & Touche, LLP to serve as the Company's independent accountants.

     Presence at the Annual Meeting, in person or by proxy, of holders entitled to cast at least a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.
Under Maryland law, abstentions and broker non-votes (i.e. proxies from brokers or nominees that disclaim their authority to vote such shares on a particular matter) will count toward the presence of a quorum. Abstentions are not counted as votes cast and will have no effect on the vote for election of directors or the ratification of the appointment of Deloitte & Touche, LLP. For purposes of the vote on the Charter amendment, abstentions and broker non-votes will have the same effect as votes against the proposal.

     Daniel M. Gottlieb, Steven D. Lebowitz and George Nagler, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by the Board of Directors to serve in such capacity. Messrs. Gottlieb and Lebowitz are each directors of the Company.

     Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted at the Annual Meeting FOR the nominees named below for election as directors, FOR approval of the Charter amendment, and FOR the ratification of the appointment of Deloitte & Touche, LLP as the Company's independent accountants. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of Stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders. It is not anticipated that any matter other than those set forth in the proxy statement will be presented at the Annual Meeting. A Stockholder of record may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Any Stockholder of record as of the record date attending the Annual Meeting may vote in person, whether or not a proxy has been previously given, but the presence (without further action) of a Stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors of the Company is currently comprised of seven members. All directors are elected each year at the Annual Meeting.

     The Board of Directors has nominated Daniel M. Gottlieb, Steven D. Lebowitz, Richard D. Lesher, Leslie D. Michelson, Charles P. Reilly and S. Craig Tompkins to continue to serve as directors of the Company. Each of the nominees
is currently serving as a director of the Company.   Reese L. Milner will finish
his current term as director but has declined to stand for reelection to the Board and thus has not been renominated, the Board of Directors has chosen not to nominate a seventh director to stand for electon when Mr. Milner's term expires. Accordingly, it is intended that the size of the Board will be reduced to six members. Proxies cannot be voted for a greater number of persons than the number of nominees named. Accordingly, proxies will only be voted for six directors.

     In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the nominees designated below, to serve until the next Annual Meeting and until their respective successors are elected and qualify. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable for election, the shares of Common Stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies or the Board may amend the Bylaws to reduce the number of directors to be elected at the Annual Meeting.

     Nominations of persons for election to the Board at the Annual Meeting may be made by a Stockholder of record if the Stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters - Stockholder Proposal" for a summary of these requirements.

     The Board of Directors recommends a vote for the election of each of the nominees. Proxies received will be voted for each of the nominees unless stockholders specify otherwise in the proxy.

Information Regarding Nominees and Directors

     The following table sets forth certain information with respect to the nominees for director, based on information furnished to the Company by each such nominee.

                                                                                                           Director
               Name                             Age                   Position                               Since
               ----                             ---                   --------                               -----
Daniel M. Gottlieb                               58   Chief Executive Officer, Co-Chairman of the             1993
                                                        Board and Director
Steven D. Lebowitz                               58   President, Co-Chairman of the Board and                 1993
                                                        Director
Richard L. Lesher                                65   Director                                                1993
Leslie D. Michelson                              48   Director                                                1995
Charles P. Reilly                                56   Director                                                1993
S. Craig Tompkins                                48   Director                                                1993

     The following is a biographical summary of the experience of the directors of the Company.

     Mr. Gottlieb is the Chief Executive Officer and Co-Chairman of the Board of the Company and has held these positions since the Company commenced operations in 1993. Mr. Gottlieb co-founded G&L Development ("G&L Development") in 1976 and has been a general partner of G&L Development and active in commercial real estate management and development since that time. Mr. Gottlieb received his B.A. with honors from the University of Southern California and earned a J.D. from Boalt Hall School of Law at the University of California at Berkeley. Prior to forming G&L Development, Mr. Gottlieb first served as a Los Angeles County Deputy District Attorney for Beverly Hills and later entered private practice specializing in real estate law and business management. Mr. Gottlieb has also served on the Board of Directors of the United States Chamber of Commerce, Washington, D.C. since February 1996.

     Mr. Lebowitz is the President and Co-Chairman of the Board of the Company and has held these positions since the Company commenced operations in 1993. Mr. Lebowitz is the co-founder and a general partner of G&L Development and has been active in the development, management and ownership of a wide range of real estate properties since 1968. Mr. Lebowitz received a B.S. in Accounting from the University of Southern California, where he also received his MBA with highest honors in 1965. From 1962 to 1964, Mr. Lebowitz worked for Deloitte & Touche LLP and was licensed as a Certified Public Accountant in 1964. From 1965 to 1968, Mr. Lebowitz worked with the U.S. Department of Commerce and the Brookings Institution in Washington D.C. Mr. Lebowitz served on the Board of Directors of the United States Chamber of Commerce, Washington, D.C. from 1989 to 1994.

     Dr. Lesher has served as a director of the Company since the Company commenced operations in 1993. Dr. Lesher is the immediate past President and has been a member of the Board of Directors of the United States Chamber of Commerce, Washington D.C. since 1975. He served on numerous committees of the Board, including the Executive and Budget committees. In addition, Dr. Lesher is a member of the Board of Directors of World Heart Corporation (Ottawa, Canada), an artificial heart research and development company and AIT Corporation, a high-tech company. Dr. Lesher received a B.B.A. from the University of Pittsburgh in 1958, an M.S. from Pennsylvania State University in 1960 and a D.B.A. from Indiana University in 1963.

     Mr. Michelson has served as a director of the Company since 1995 and serves as Chairman of the Company's Compensation Committee. Mr. Michelson has been active in the creation and management of a number of health care companies. He co-founded Protocare, a clinical trials and disease management company, and currently serves as its Chairman and Co-CEO. Prior to forming Protocare, Mr. Michelson was a founder, Chairman and co-Chief Executive Officer of Value Health Sciences, Inc. Mr. Michelson is also a director of Catellus Development Corporation, an NYSE traded real estate developer. He served as Special Assistant to the General Counsel of the U.S. Department of Health and Human Services from 1979 to 1981. He received a B.A. from The Johns Hopkins University and a J.D. from Yale Law School.

     Mr. Milner has served as a director of the Company since the Company commenced operations in 1993. Mr. Milner is a private real estate developer and investor. Mr. Milner received a B.A. from the University of California at

Berkeley and a joint J.D./MBA from Stanford University. Mr. Milner practiced law from 1975 through 1979 before entering the real estate industry in 1980.

     Mr. Reilly has served as a director of the Company since the Company commenced operations in 1993. Mr. Reilly is the managing general partner of Shamrock Investments, an investment and merchant banking firm that specializes in the health care industry. Prior to forming Shamrock Investments in 1987, Mr. Reilly served as Senior Executive Vice President and Chief Development Officer for American Medical International, Inc. In this position, Mr. Reilly was responsible for growth through the acquisition and development of new health care facilities and related business in the United States and abroad. Mr. Reilly was a member of American Medical International's Board of Directors and served on its Finance, Management, and Executive Committees. Mr. Reilly is currently the Chairman of the Board of Directors of PHP Healthcare Corporation ("PHP"), a New York Stock Exchange Company, which is an owner/operator of primary care clinics for sponsored beneficiary populations. In November 1998, PHP filed a petition under Chapter 7 of the U.S. Bankruptcy Code. He also serves as Chairman of the Board of Directors of Dynamic Health, Inc., an owner/operator of acute care hospitals; and is the former Chairman of the Board of Directors of Paragon Ambulatory Surgery Centers, Inc., an owner/operator of freestanding ambulatory surgery centers. Mr. Reilly holds a law degree from the University of Pennsylvania and a bachelor's degree in accounting and finance from Pennsylvania State University. He has served as a director, trustee, and governing council member of the Federation of American Healthcare Systems, the National Committee for Quality Health Care and the American Hospital Association and is a past President of the Beverly Hills Chamber of Commerce.

     Mr. Tompkins has served as a director of the Company since the Company commenced operations in 1993. Mr. Tompkins is the President and a director of The Craig Corporation, a New York Stock Exchange company engaged in the ownership and strategic management of its controlling interests in other operating companies, including a 78% voting interest in Reading Entertainment, Inc. ("Reading Entertainment") and a 40% interest in Citadel Holding Corporation. Reading Entertainment, whose shares are quoted on the NASDAQ/NMS, is principally in the beyond-the-home entertainment business, developing and operating multiplex cinemas and entertainment centers in the United States, Puerto Rico and Australia. Citadel Holding Corporation, is an American Stock Exchange company, whose assets consist primarily of office buildings in California and Arizona, certain agricultural property in Kern County, California, and a preferred stock interest in Reading Entertainment. Mr. Tompkins also serves on the Boards of Directors of Reading Entertainment (where he is Vice-Chairman) and Citadel Holding Corporation (where he is also Vice-Chairman). Mr. Tompkins has served, since the third quarter of 1994, as the Secretary, Treasurer and Principal Accounting Officer of Citadel Holding Corporation and since 1997 as the President of Citadel's agricultural subsidiary; Citadel Agricultural, Inc. Beginning in 1984 and prior to joining Craig and Reading Entertainment in March 1993, Mr. Tompkins was a partner specializing in corporate and real estate law in the law firm of Gibson, Dunn & Crutcher LLP. Mr. Tompkins holds a bachelor's degree from Claremont McKenna College and a J.D. from Harvard Law School.

The Board of Directors and its Committees

     Board of Directors. The Company is managed under the direction of a Board of Directors, a majority of whom are independent of the Company's management. The Board currently consists of seven members, but will be reduced to six members. The Board of Directors met four times in 1998. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which he served during the year. The Board of Directors has Executive, Audit, Compensation and Strategic Planning Committees. The Board does not have a nominating committee.

     Executive Committee. The Executive Committee of the Board of Directors consists of Messrs. Gottlieb, Lebowitz, Milner, Reilly and Tompkins. The Executive Committee has such authority as is delegated by the Board of Directors, including to authorize (i) the acquisition and disposition of real property and (ii) the execution of certain contracts and agreements. The Executive Committee held eight meetings in 1998. All of the Executive Committee members attended every meeting except Messrs. Milner and Reilly who missed two meetings and one meeting, respectively.

     Audit Committee. The Audit Committee consists of Messrs. Michelson, Milner and Tompkins. The function of the Audit Committee is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee held four meetings in 1998. All Audit Committee members attended the four meetings.

     Compensation Committee. The Compensation Committee consists of Messrs. Michelson and Lesher. The Compensation Committee determines officers' salaries and bonuses and administers the Company's 1993 Stock Incentive Plan. The Compensation Committee held no meetings in 1998.

     Strategic Planning Committee. The Strategic Planning Committee consists of Messrs. Gottlieb, Lebowitz and Tompkins. The function of the Strategic Planning Committee is to develop plans concerning the future growth and opportunities of the Company. The Strategic Planning Committee held two meetings in 1998. Both meetings were attended by all members.

Compensation of Directors

     The Company pays an annual fee of $12,000 plus a fee of $1,000 for attending regular meetings and $500 for attending committee meetings to its directors who are not employees of the Company. Employees of the Company who are also directors are not paid any director fees. Messrs. Gottlieb and Lebowitz are the only directors who are also employees of the Company. The reasonable expenses incurred by each director in connection with the performance of the director's duties are also reimbursed by the Company. In addition, pursuant to the 1993 Stock Incentive Plan, each nonemployee director is automatically granted an option to purchase 500 shares of Common Stock each year on the first business day after the date of the Annual Meeting and each person who becomes a nonemployee director is granted an option to purchase 3,000 shares of Common Stock upon joining the Board of Directors. The exercise price of these option grants is equal to 100% of the fair market value of the Common Stock at the date of grant.

     On June 5, 1998, Messrs. Lesher, Michelson, Milner, Reilly and Tompkins were each granted an option to purchase 500 shares of Common Stock at a price of $17.50 per share. These options became fully exercisable on December 5, 1998. The options generally expire on the earlier of the first anniversary of the date upon which the director shall cease to be a director as a result of death or total disability, the 90th day after the date upon which the director shall cease to be a director for any other reason or ten years after the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of May 18, 1999 regarding the beneficial ownership of Common Stock, Preferred Stock and Operating Partnership Units ("Units") by (i) each person or company known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the named Executive Officers of the Company and (iv) the directors and executive officers of the Company as a group. As of May 18, 1999 the Company had 3,928,300 shares of Common Stock outstanding. In addition there were 633,027 Units outstanding which were not owned by the Company.

     Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person except as provided under applicable state marital property laws or as set forth in the notes following the table.

                                      Number of      Percentage of                      Percentage                       Number of
                                      Shares of        Shares of                       Interest In       Percentage      Shares of
         Name and address               Common        Common Stock      Number of       Operating       Ownership in     Preferred
       of Beneficial Owner             Stock(1)      Outstanding(2)      Units(3)     Partnership(4)     Company(5)        Stock
----------------------------------   ------------   ----------------   ------------   --------------   ---------------   ----------
Joseph Carroll....................      21,000            *                   --             --                *          1,000 (6)
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Daniel M. Gottlieb (7)............     411,332           10.1%           303,098            6.6%            15.2%            --
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Steven D. Lebowitz (8)............     336,128            8.2            269,315            5.9             12.8             --
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Richard Lesher....................       9,000            *                   --              *                *             --
 1126 Cider Press Road
 Chambersburg, PA 17201
Leslie D. Michelson...............       4,500            *                   --              *                *             --
 2400 Broadway, Suite 100
 Santa Monica, CA 90404
Reese L. Milner...................       5,000            *               47,486 (9)        1.0              1.1             --
 439 N. Bedford Drive
 Beverly Hills, CA 90210
George Nagler.....................       6,666            *                   --             --                *             --
 439 N. Bedford Drive
 Beverly Hills, CA 90210
John H. Rauch.....................      15,000            *                   --             --                *             --
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Charles P. Reilly.................       5,000            *                   --             --                *             --
 2049 Century Park East
 Suite 3330
 Los Angeles, CA 90067
S. Craig Tompkins (10)............      10,500            *                   --             --                *             --
 550 South Hope Street
 Suite 1825
 Los Angeles, CA 90071
Directors and Executive Officers..     826,792           20.2%           619,899           13.5%            30.6%         1,000
 as a group (11 persons)

*   Less than 1%
    See numbered footnotes on the following page.

(1) The number of shares beneficially owned includes shares that the following individuals have the right to acquire within 60 days of May 18, 1999 upon exercise of stock options, but not shares that such individuals have the right to acquire upon exchange of Units, in the following amounts: (a) 33,500 shares as to Messrs. Gottlieb and Lebowitz, (b) 20,000 shares as to Mr. Carroll (c) 2,666 as to Mr. Hamer, (d) 500 shares as to Dr. Lesher, (e) 6,666 shares as to Mr. Nagler, (f) 15,000 shares as to Mr. Rauch, (g) 5,000 shares as to each of Messrs. Milner, Reilly and Tompkins and (h) 4,500 shares as to Mr. Michelson.
(2) For the purposes of determining the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares indicated as beneficially owned by such person or group is divided by the sum of the number of outstanding shares of Common Stock as of May 18, 1999 plus the number of shares of Common Stock subject to options exercisable currently or within 60 days of May 18, 1999 by such person or group, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Assumes that none of the outstanding Units of the Company are redeemed for or converted into shares of Common Stock.
(3) Units in the Operating Partnership (other than those held by the Company) are redeemable at the option of the holder for shares of Common Stock or cash, at the election of the Company, at the date one year from the date of issuance. All Units, except the 94,149 and 40,350 Units issued to Messrs. Lebowitz and Gottlieb, respectively, on December 31, 1998, are currently redeemable. The initial redeemable ratio is one Unit for one share of Common Stock.
(4) Based on a total of 4,561,327 Units outstanding, including the 3,928,300 Units held by the Company as of May 18, 1999.
(5) Assumes that all Units held by the person or group and all options exercisable within 60 days of May 18, 1999 held by the person or group are redeemed or exercised for shares of Commons Stock and that none of the Units held by other persons are redeemed for or converted into Shares of Common Stock, notwithstanding the percentage limitations under the Company's Charter that limit the number of shares that may be acquired by such person.
(6) Mr. Carroll purchased 1,000 shares of the Company's Series A Preferred Stock on December 15, 1998. This amount represented 0.07% of the Company's outstanding Series A Preferred Stock as of April 12, 1999.
(7) Mr. Gottlieb has pledged 110,000 shares of Common Stock and 239,219 Units to Mr. Milner, members of the Milner family and related entities to secure certain indebtedness. In addition his remaining 267,832 shares of Common Stock and 63,879 Units have been pledged to various financial institutions to secure other indebtedness.
(8) Mr. Lebowitz has pledged 105,000 shares of Common Stock and 159,480 Units to Mr. Milner, members of the Milner family and related entities to secure certain indebtedness. In addition his remaining 195,168 shares of Common Stock and 109,835 Units have been pledged to various financial institutions to secure other indebtedness. Also includes 2,460 shares of Common Stock held in trust for the benefit of Mr. Lebowitz's children.
(9) Includes 13,128 Units held by Milner Investment Corporation, which is controlled by Mr. Milner. Does not include 13,128 shares held by Mr. Milner's sister, as to which Mr. Milner disclaims beneficial ownership.
(10) Includes 1,400 shares of Common Stock held in trust for the benefit of Mr. Tompkins' child's trust account, as to which Mr. Tompkins disclaims beneficial ownership.

                               EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of each of the Company's executive officers. Subject to rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.


                                                                                                                   Officer
              Name                         Age                       Position                                       Since
-----------------------------------        ---   -----------------------------------------------------         ---------------
Daniel M. Gottlieb                          58   Chief Executive Officer and Co-Chairman of the Board                1993
Steven D. Lebowitz                          58   President and Co-Chairman of the Board                              1993
Joseph D. Carroll                           43   Senior Vice President                                               1997
John H. Rauch                               68   Senior Vice President, Operations                                   1996
George Nagler                               62   Vice President, General Counsel and Secretary                       1998
David Hamer                                 25   Chief Accounting Officer                                            1998

     The following is a biographical summary of the experience of the executive officers of the Company. For the biographical summary of the experience of Messrs. Gottlieb and Lebowitz, see the biographical summary of the experience of the directors of the Company.

     Mr. Carroll has been a Senior Vice President of the Company since 1997.
Mr. Carroll is responsible for the acquisition of health care properties for the Company. From 1987 to 1997 he was President of Traid Partners, Inc.; a Costa Mesa-based company that develops shopping centers, with responsibilities that included the acquisition of property for development, the arrangement of debt and equity capital, property management, and disposition of completed centers. From 1994 to 1995, Mr. Carroll served as Senior Vice President of Caesar's World, Inc. where he directed resort and gaming expansion in the United States and South America. Mr. Carroll received his bachelor's degree in business administration from the University of Southern California in 1981.

     Mr. Rauch has been Senior Vice President, Operations for the Company since 1996. Mr. Rauch is responsible for the asset management of all of the Company's medical office buildings. From 1975 to 1996 he was founder and President of Camden Consultants, Inc., an economic consulting firm providing clients with real estate and corporate planning information. Mr. Rauch was President of Beverly Hills Bancorp from 1968 to 1975. Mr. Rauch received his law degree from the University of Southern California with honors in 1961 and his bachelor's degree in economics from the University of California, Los Angeles in 1954.

     Mr. Nagler has been Vice President and General Counsel for the Company since 1998. Mr. Nagler has been in the private practice of law for over 28 years with an emphasis on real estate, business planning, corporate and general business matters. Mr. Nagler received his law degree from Harvard Law School Cum Laude and a Bachelor of Commerce from the University of British Columbia with first class honors. He is currently a member of the Beverly Hills, Los Angeles County and California Bar Associations. He is past chairman of the Tax Subcommittee of the Real Estate Section of the Los Angeles County Bar Association and has lectured frequently on various real estate topics to attorneys, accountants and real estate professionals.

     Mr. Hamer has been Controller and Chief Accounting Officer of the Company since 1998. Mr. Hamer worked for Deloitte & Touche LLP from 1995 to 1998; specializing in real estate. He graduated from the University of California, Los Angeles in 1995 with a Bachelor of Arts degree in political science and a specialization in business administration. Mr. Hamer is a registered Certified Public Accountant.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information with respect to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers"). The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during such period.

                                                                                                  Long Term
                                                                                                 Compensation
                                                                                                    Awards
                                                              Annual Compensation                 Securities
                                     Fiscal Year  ------------------------------------------      Underlying
                                        Ended                                 Other Annual         Options/
Name and Principal Position          December 31  Salary($)       Bonus($)   Compensation($)        SARS(#)
---------------------------          -----------  ---------       --------   ---------------        -------
Daniel M. Gottlieb.............          1998     $255,000             ---          ---               ---
 Chief Executive Officer,                1997      230,000        $ 25,000     $725,500(1)            ---
 Co-Chairman of the Board                1996      181,100          15,000      275,000(2)            ---
 and Director

Steven D. Lebowitz.............          1998     $255,000             ---          ---               ---
 President, Co-Chairman                  1997      230,000        $ 25,000     $725,200(1)            ---
 of the Board and Director               1996      181,100          15,000      225,000(2)            ---

Joseph Carroll.................          1998     $120,000        $191,227          ---               ---
Senior Vice President                    1997       75,000(3)      120,000          ---            40,000
                                         1996          ---             ---          ---               ---

John Rauch.....................          1998     $108,864        $ 10,000          ---               ---
Senior Vice President                    1997      103,680          10,000          ---               ---
                                         1996       24,000(3)        5,000          ---            12,000

George Nagler..................          1998     $100,000(3)     $ 25,000          ---            20,000
Vice President, General                  1997          ---             ---          ---               ---
 Counsel and Secretary                   1996          ---             ---          ---               ---
---------------------------------------------------------------------------------------------------------

-----------------------

(1) On December 18, 1997, Messrs. Gottlieb and Lebowitz exercised options acquiring 67,000 shares of Common Stock each. The Company received cash of approximately $645,000 from each of Messrs. Gottlieb and Lebowitz as a result of these option exercises. Other compensation includes taxable income to Messrs. Gottlieb and Lebowitz in the amount of $708,000 each based upon the difference between the exercise price of $9.625 per share and the closing price of $20.1875 per share on December 18, 1997. During 1997, the Company also paid $17,500 and $17,200 for life insurance premiums for the benefit of Messrs. Gottlieb and Lebowitz, respectively.

(2) Such amounts were paid to Messrs. Gottlieb and Lebowitz partially to defray tax liabilities imposed on them as a result of the transfer by the Company of the property at 436 North Bedford Drive, Beverly Hills,

     California (which was contributed by Messrs. Gottlieb and Lebowitz to the Company in exchange for Units in 1993) to the lender in satisfaction of the loan on the property.

(3) Messrs. Carroll, Rauch and Nagler joined the Company in May 1997, October 1996 and March 1998, respectively. On an annualized basis, Messrs. Carroll, Rauch and Nagler would have earned base salaries of $120,000 in 1997, $96,000 in 1996 , and $120,000 in 1998, respectively.


Employment Agreements and Arrangements

     In December 1993, each of Daniel M. Gottlieb and Steven D. Lebowitz entered into separate but identical employment agreements with the Company and the Operating Partnership for a term of three years. The agreements provide for automatic renewal for succeeding terms of one year unless the Company or Messrs. Gottlieb or Lebowitz give notice at least three months prior to expiration of any term. The employment agreements provide for automatic annual increases in base compensation equal to 5% per annum; however, the Compensation Committee of the Board of Directors may review the annual base compensation every twelve months in light of various factors, and following each such review, the annual base compensation may be increased above the 5% automatic increase.

     In addition, each of Messrs. Gottlieb and Lebowitz are entitled to receive an annual bonus as determined by the Compensation Committee in an amount not to exceed a maximum of 100% of annual base compensation. Furthermore, each agreement provides that Messrs. Gottlieb and Lebowitz are entitled: (i) to participate in all medical, dental, life insurance, retirement, profit sharing, stock incentive, disability and bonus plans of the Company which may be made available to executives of the Company (only medical plans presently exist) and
(ii) to severance payments, under certain circumstances, equal to two times their then-current annual compensation.

     The agreements require Messrs. Gottlieb and Lebowitz to devote substantially all of their working time and best efforts to performance of their duties for the Company and, during the term of their employment, prohibits them, with certain exceptions, from directly or indirectly owning or operating or otherwise investing or participating in any other business that is in competition with the business of the Company without the prior approval of a majority of the independent members of the Board of Directors of the Company.


Option Grants for 1998

     The following table sets forth information with respect to options granted to the Named Executive Officers during the fiscal year ended December 31, 1998 pursuant to the Company's 1993 Stock Incentive Plan, as amended. No options were granted to Messrs. Gottlieb, Lebowitz, Carroll and Rauch during 1998.

                                                         % of Total
                                                           Options
                                       Number of         Granted to
Name and Principal                      Options         Employees in         Exercise Price      Expiration      Grant Date
Position                            Granted (#) (1)      Fiscal Year           ($/Share)           Date         Value ($) (2)
--------------------------          ---------------    ---------------      --------------      ----------      -------------
George Nagler.............              20,000              45.5%               $17.375           4/15/08           $33,300
Vice President, General
 Counsel and Secretary

(1)  All of the options granted vest between the years 1999 and 2003.

(2) Calculated using the Binary option pricing model. The following variables were used in this model: risk-free interest rate of 5.01%, 12.1% dividend yield, expected life of three years and expected volatility of 24.0%.


Aggregated Option Exercises in 1998 and Options Values at December 31, 1998

     The following table sets forth information with respect to options exercised and the value of unexercised options held by the Named Executive Officers as of the end of the fiscal year ended December 31, 1998. All options were granted pursuant to the Company's 1993 Stock Incentive Plan, as amended.

                                                                          Number of Securities                 Value of
                                                                         Underlying Unexercised              In-The-Money
                                    Number of                                  Options at                     Options at
                                      Shares                              Fiscal Year End (#)           Fiscal Year End ($) (1)
Name and Principal                 Acquired on         Value          ---------------------------     ---------------------------
 Position                          Exercise (#)     Realized  ($)     Exercisable   Unexercisable     Exercisable   Unexercisable
--------------------------         ------------    --------------     -----------   -------------     -----------   -------------
Daniel M. Gottlieb........              ---              ---            33,500           ---           $108,875          ---
Chief Executive Officer
 and Co-Chairman of the
 Board

Steven D. Lebowitz........              ---              ---            33,500           ---           $108,875          ---
President and Co-Chairman
 of the Board

Joseph Carroll............              ---              ---            13,333        26,667(2)             ---          ---
Senior Vice President

John Rauch................              ---              ---            11,000         4,000(3)        $  9,750          ---
Senior Vice President

George Nagler.............              ---              ---               ---        20,000(4)             ---          ---
Vice President, General
 Counsel and Secretary

See numbered footnotes on the following page.

------------
(1) This amount represents solely the difference between the market value at December 31, 1998 ($12.875) of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.
(2) The stock options are exercisable as follows: 20,000 shares of Common Stock at $16.75 per share, 1/3 on May 28, 1998, 1/3 on May 28, 1999, and 1/3 on
     May 28, 2000; and 20,000 shares of Common Stock at $20.125 per share, 1/3 on December 19, 1998, 1/3 on December 19, 1999, and 1/3 on December 19, 2000
(3) The stock options are exercisable as follows: 4,000 shares of Common Stock that will vest on May 7, 1999 at $13.625 per share.
(4) The stock options are exercisable as follows: 20,000 shares of Common Stock at $17.375 per share, 1/3 on April 15, 1999, 1/3 on April 15, 2000 and 1/3 on April 15, 2001.

                         COMPENSATION COMMITTEE REPORT

     The following Report of the Compensation Committee and the Stock Performance Graph included in this proxy statement shall not be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report or the Stock Performance Graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

     The Compensation Committee is chartered to establish the general compensation policy of the Company, to review and approve compensation of the executive officers of the Company and to administer all of the Company's employee benefit plans. The Compensation Committee reviews the overall compensation program of the Company to assure that it (i) is reasonable and consistent with competitive practices, (ii) adequately recognizes performance, and (iii) meets overall Company compensation and business objectives. Messrs. Lesher and Michelson are the two members of the Compensation Committee.

Compensation Philosophy

     Objectives. The primary focus of the Company's compensation program is to create value for Stockholders. The Committee attempts to promote desired financial and operational results by attracting, motivating and retaining key employees with outstanding ability. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. In this regard, the compensation program is designed to balance short and long-term incentive compensation to achieve desired results and above all to pay for performance.

     Elements. The Company's executive compensation is based on three components designed in each case to accomplish the Company's compensation philosophy.

          Base Salary. Salaries for Messrs. Gottlieb and Lebowitz are reviewed by the Compensation Committee on an annual basis and may be increased based upon an assessment of each individual's contribution to the asset and financial growth of the Company as well as competitive pay levels. Based on the 1997 annual review of the Compensation Committee, Messrs. Gottlieb and Lebowitz were granted a base salary increase of $25,000, or 10.9%, effective January 1, 1998. Based on the Company's performance during 1998, Messrs. Gottlieb and Lebowitz waived their right to receive the automatic 5% salary increase for 1999 pursuant to their employment agreements; thus, the Compensation Committee did not meet in 1998 to review the salaries of Messrs. Gottlieb and Lebowitz.

          Bonus. In December 1995, the Compensation Committee adopted an annual incentive program for Messrs. Gottlieb and Lebowitz based upon the accomplishment of specific predetermined performance objectives which are linked to the Company's business plan and approved annually by the Compensation Committee. Under this program, incentive compensation is associated with specific performance objectives. In addition, pursuant to their employment agreements; each of Messrs. Gottlieb and Lebowitz is entitled to receive an annual bonus equal to 20% of his base salary based on a 5% increase in funds from operations ("FFO") per share above the prior year's amount and an additional 8% of base salary for each additional 1% increase in FFO per share up to a maximum of 100% of annual base compensation. The annual bonus available to Messrs. Gottlieb and Lebowitz is equal to the greater of (x) the annual bonus as determined by the percentage point increase in the Company's FFO as contained in their employment agreements, or (y) the incentive compensation associated with specific objectives outlined in the Company's business plan. Based on the Company's performance during 1998, Messrs. Gottlieb and Lebowitz were granted no bonus for 1998. The remaining executive officers of the Company were given bonuses for 1998 based upon the evaluation of their performances by Messrs. Gottlieb and Lebowitz.

          Stock Options. The Compensation Committee may grant stock options and restricted stock to executives and other key employees of the Company pursuant to the 1993 Stock Incentive Plan. In 1998, options to purchase 20,000 shares and 8,000 shares of Company Common Stock were granted to Mr. Nagler and Mr. Hamer, respectively. In determining the grants of stock options and restricted stock the Compensation Committee will take into account, among other things, the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed award recipient as well as the amount of prior grants. Stock options are designed to align the interest of executives with those of the Stockholders. The Committee is currently contemplating various methods to provide additional incentives to management and employees of the Company, including granting additional stock options. The Compensation Committee believes that significant equity interests in the Company held by the Company's management serve to retain and motivate management.

     Section 162(m). The Commission requires that this Report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility of compensation over $1 million to certain executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's Stockholders. The Company did not pay any compensation in 1998 that would be subject to the Section 162(m) limitation. The Compensation Committee intends to establish policies regarding qualification of compensation under Section 162(m) of the Code to the extent it considers such policies appropriate.

                                    Members of the Compensation Committee


                                    Richard L. Lesher
                                    Leslie D. Michelson

                            STOCK PERFORMANCE GRAPH

     The graph below compares cumulative total return of the Company, the S&P 500 Index and the Equity REIT Total Return Index ("REIT Equity Index") of the National Association of Real Estate Investment Trusts ("NAREIT") from December 31, 1993 to December 31, 1998. The REIT Equity Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate.

     The graph assumes that the shares of the Company's Common Stock were purchased at the IPO price of $18.25 per share and that the value of the investment in each of the Common Stock and the indices was $100 at the beginning of the period. The graph further assumes reinvestment of dividends. The initial period for the REIT Equity Index is February 28, 1994 because it is only published monthly based on the last closing prices of the preceding month.

     Upon written request to the Secretary of the Company, the Company will provide any stockholder with a list of the REITs included in the REIT Equity Index. The historical information set forth below is not necessarily indicative of future performance. Data for the REIT Equity Index and the S&P 500 Index were provided to the Company by McDonald & Co.


                                 Period Ending

                                    12/31/93    12/31/94    12/31/95    12/31/96    12/31/97    12/31/98
                                   ---------   ---------   ---------   ---------   ---------   ---------
G&L Realty Corp.................     $100.00     $ 84.11     $ 76.03     $136.47     $184.33     $123.49
S&P 500.........................      100.00      101.32      139.39      171.26      228.42      293.69
REIT Equity Index...............      100.00      103.70      119.48      164.04      198.75      165.71


                       [PERFORMANCE GRAPH APPEARS HERE]

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has adopted a policy pursuant to which material transactions between the Company and its executive officers, directors and principal Stockholders (i.e., Stockholders owning beneficially 5% or more of the outstanding voting securities of the Company) are submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000.

     On December 31, 1998, the Company acquired an office and retail complex located in Coronado, California from a limited liability company (the "LLC") owned by Messrs. Gottlieb and Lebowitz, each of whom is both a director and an officer of the Company. Messrs. Gottlieb and Lebowitz held interests in the LLC of 30% and 70%, respectively. The property was acquired for an aggregate purchase price of $9.5 million. The Company assumed $7.5 million in long-term debt and issued 134,499 Units valued at $2.0 million. The Units were issued at an effective price of $14.87 per Unit, a 15.5% premium over the $12.875 closing price of the Company's Common Stock on December 31, 1998. In connection with the purchase of the property, G&L Coronado Managers Corp., an entity owned 30% and 70% by Messrs. Gottlieb and Lebowitz, respectively, signed a lease with the Company for the entire third floor of the building. Under the terms of the lease, G&L Coronado Managers Corp. will lease the executive suites located on the third floor of the building on behalf of the Company for rental payments equal to $19,000 per month. The lease expires on November 30, 2010.

     During 1998, a subsidiary of PHP Healthcare, Inc. ("PHP") occupied 100% of six medical office buildings in New Jersey owned by the Company, which accounted for approximately 10.8% of the Company's total rental revenues. The Company also purchased $2.8 million of PHP bonds for approximately $1.3 million during 1998. In late November 1998, both PHP and its subsidiary filed for bankruptcy. As a result, the Company has increased its reserves for delinquent rents and established a reserve against the bonds. Mr. Reilly, one of the Company's directors, is the Chairman of the Board of Directors of PHP.

     On April 15, 1999, the Company borrowed $2.0 million from Reese L. Milner, a director of the Company. The loan bears interest at 12% per annum and was due on May 13, 1999. The Company also paid a loan fee of $20,000 to Mr. Milner. The loan is secured by a first trust deed against a parcel of real property owned by the Company. The Company intends to repay this amount upon obtaining new financing on this property. On May 13, the loan was extended until this new financing is obtained.

     On May 4, 1999, the Company sold a vacant parcel of real property for $1.6 million to the Craig Corporation, whose president is S. Craig Tompkins, a director of the Company. The Company has the option to repurchase the property beginning on November 15, 1999 and ending on December 3, 1999 for $1.8 million plus any costs incurred by the Craig Corporation with respect to the property. Beginning on January 24, 2000 and ending on January 31, 2000, the Craig Corporation has the option to sell the property to the Company for $1.9 million. Thereafter, the option sale price will increase at a rate of 3% per month, adjusted pro rata for any periods of less than one month. The Company intends to account for this transaction in accordance with FAS 66 "Accounting for Sales of Real Estate."

                                  PROPOSAL 2
ADOPTION OF AN AMENDMENT TO THE CHARTER WHICH WOULD GIVE THE BOARD OF DIRECTORS
 THE AUTHORITY (I) TO WAIVE THE OWNERSHIP LIMITATION UNDER THE CHARTER FOR ANY PERSON(S), AND (II) TO DECREASE THE OWNERSHIP LIMIT UNDER THE CHARTER FOR ALL
                                 OTHER PERSONS

     The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the Charter amendment which would permit the Board of Directors to waive the ownership limitation under the Charter for any person(s) and to decrease the ownership limit for all other persons. The Charter amendment is intended (i) to give the Board of Directors more flexibility in considering proposals by individuals who wish to make a substantial investment in the Company which would be in excess of the ownership limit, (ii) to give the Board of Directors the ability to expand the number of potential bidders interested in making a competitive proposal if there is an interested bidder, (iii) to permit the Company to continue to repurchase shares of the Company from time to time, and (iv) to permit Messrs. Gottlieb and Lebowitz to convert their Units into Common Stock.

     In accordance with Maryland law, the Charter amendment must be approved by the Stockholders of the Company by the affirmative vote of two-thirds of the outstanding shares of Common Stock of the Company. The Charter amendment was unanimously declared advisable by the Board of Directors on May 25, 1999. Accordingly, the Board of Directors recommends a vote in favor of the Charter amendment.

     The discussion below sets forth the reason for the ownership limitation, the exception to the ownership limitation as set forth in the Charter at present, the reasons for the Charter amendment, the effect of the Charter amendment and the text of the Charter amendment.

     In order for the Company to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), the ownership of more than 50 percent of the Company's shares cannot be held by five or fewer individuals during the last half of its taxable year. To prevent a violation of this five-or-fewer rule, the Company's Charter contains an "excess shares" provision, which provides for the exchange of excess shares for shares of equity stock which are transferred in excess of the ownership limit. The ownership limit under the Charter is currently at 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Company's equity stock, which includes the Company's Common Stock and Preferred Stock.

     At present, the Charter gives the Board of Directors the authority to exempt a person from the ownership limitation, subject to certain limitations. One of the limitations is that such person cannot be an individual for purposes of the Code. The reason for this limitation is that for purposes of the five-or-fewer rule, the Code "looks through" stock bonus, pension and profit sharing plans and certain other types of investors to their beneficiaries. For example, for a pension plan which owns the Company's Common Stock and has 100 participants, the Company's Common Stock held in such plan would be considered held by 100 individuals, rather than just one individual. In limiting the exemption to non-individuals, the thought was that this was more protective in preventing a violation of the five-or-fewer rule.

     The current exemption, which is set forth in subparagraph B(4)(i) of
Article IV in the Charter, provides as follows:

     "(i)  Exceptions.
           ----------

           The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the Ownership Limits if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of Equity Stock will violate the Ownership Limit, agrees that if the IRS Ruling Satisfactory To The Corporation has been obtained that any violation or attempted violation will result in such Equity Stock being exchanged for Excess Stock in accordance with subparagraph B(4)(c) of this Article IV, and the

     Board of Directors is otherwise satisfied that such ownership will not then or in the future jeopardize the Corporation's status as a REIT."

     The Board of Directors believes that the Charter should be amended to increase the flexibility of the Board of Directors by giving the Board the authority to waive the ownership limitation for individuals who propose to make a substantial investment in the Company, to allow the Board of Directors to provide incentives for competitive proposals when there is already an interested person making an offer thereby potentially increasing the price per share that a successful bidder may pay, to permit the Company to continue to repurchase shares of the Company from time to time, and to permit Messrs. Gottlieb and Lebowitz to convert their Units to Common Stock. In certain cases, the Board of Directors may determine that it is in the best interests of the Company and its stockholders to permit an individual to make an investment in the Company which would be in excess of the ownership limit. By giving the Board the authority to waive the ownership limit for such a person, the Board of Directors will be able to consider such proposals. In certain circumstances, the Board of Directors may be able to attract competitive bidders when there already is one interested buyer of a substantial number of shares of Common Stock. This may benefit the existing shareholders by tending to raise the price per share that an interested investor may be prepared to pay.

     In addition, the Board of Directors has in the past and may in the future determine that it is in the best interests of the Company and its stockholders to repurchase shares of the Company's equity stock. Repurchasing shares of the Company's stock reduces the number of outstanding shares of the Company's stock and may at some point in the future have the effect of causing certain stockholders to violate the ownership limit. By giving the Board the authority to waive the ownership limit for such stockholders, the Company would have greater flexibility in repurchasing shares of the Company's stock. Last, the Board would be able to grant waivers to Messrs. Gottlieb and Lebowitz so that they would be able to convert their Units to Common Stock as contemplated in the partnership agreement they entered into with the Company and the operating partnership in 1993. Many other real estate investment trusts provide their boards of directors with this power.

     The Charter amendment would give the Board of Directors the authority to waive the ownership limitation for any person, including an individual. The Board's authority to waive the ownership limitation for any person will still be subject to the requirement that the five-or-fewer rule is met. To help comply with the five-or-fewer rule, the Charter amendment also contains a provision which allows the Board of Directors to decrease the ownership limit for all other persons. However, Stockholders whose ownership at that point would be above the decreased ownership limit would not be in violation of the ownership limit, but they would not be able to increase their ownership above that level. If the Charter amendment is approved by the requisite vote of Stockholders and the Board grants waivers to Messrs. Gottlieb and Lebowitz, then Messrs. Gottlieb and Lebowitz would be able to own a greater percentage of the Company than they would be able to otherwise.

     The Board of Directors is not aware that there are interested investors currently proposing to make a substantial investment in the shares of Common Stock; nor does the Company currently intend to repurchase such a number of its shares that Messrs. Gottlieb or Lebowitz's ownership would exceed the existing ownership limit; nor is the Board of Directors aware that either of Messrs. Gottlieb or Lebowitz currently intends to convert part or all of their Units into Common Stock.

     The proposed Charter amendment, which would amend the current subparagraph B(4)(i) of Article IV in the Charter, would provide as follows:

          "(i)   Exceptions.
                 ----------

          (i) Subject to subparagraph B(4)(b)(iv) and (v) of Article IV, the Board of Directors, with a ruling from the Internal Revenue Service, an opinion of counsel or other evidence satisfactory to the Board of Directors to the effect that the waiver described below would not adversely affect the ability of the Company to qualify as a REIT under the Code and upon at least 15 days written notice from a Person(s) prior to a proposed Transfer (or prior to an event other than a Transfer) which, if consummated, would result in such Person(s) owning shares in excess of the Ownership Limit, and upon such other conditions as the Board of Directors may direct, may waive, as determined in its sole discretion, the Ownership Limit with respect to such Person(s).

          (ii) In connection with the waiver of the Ownership Limit pursuant to subparagraph B(4)(i)(i) above or at any other time, the Board of Directors may decrease the Ownership Limit for all other Persons; provided, however, that the decreased Ownership Limit will not be effective for any Person whose percentage ownership in Equity Stock is in excess of such decreased Ownership Limit until such time as such Person's percentage ownership of Equity Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Equity Stock in excess of such percentage ownership of Equity Stock will be a violation of the Ownership Limit."

     The affirmative vote of two-thirds of the outstanding shares of the Company's Common Stock, with each share entitled to one vote, is required for approval of the Charter amendment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMMENDS A VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.


                                   PROPOSAL 3
   RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1999. Deloitte & Touche LLP has served as the principal independent public accountants for the Company since its formation in 1993. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, since the Company's organization, no connection with the Company or any of its affiliates other than as independent auditors and related activities.

     The financial statements of the Company for the period ended December 31, 1998, and report of the auditors thereon, will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During 1998, Deloitte & Touche LLP provided services consisting of the audit of the financial statements of the Company for the year ended December 31, 1998, consultations with respect to the Company's quarterly financial statements, reports and registration statements filed with the Securities and Exchange Commission, consultation relating to tax matters including preparation of the Company's tax returns and other pertinent matters.

     If the Stockholders of the Company do not ratify the selection of Deloitte & Touche LLP, or if such firm should decline decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Board of Directors, an the recommendation of the Audit Committee, will appoint substitute indepedent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDED DECEMBER 31, 1999. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

                                 OTHER MATTERS

     Submission of Stockholder Proposals. For a matter to be properly presented at the Annual Meeting by a stockholder, the Secretary of the Company must have received written notice thereof after March 6, 1999 and before April 6, 1999, as specified in the Company's Bylaws.

     A stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of Stockholders must be received by the Company before June 19, 2000. Such a proposal must also comply with the requirements as to form and substance established by the Commission for such proposals. A stockholder otherwise desiring to bring a proposal before the 2000 Annual Meeting of Stockholders (including generally any proposal relating to the nomination of a director to be elected ot the Board of Directors) must deliver the proposal to the principal executive officers of the Company between May 18, 2000 and June 19, 2000 (not less than 60 or more than 90 days prior to the first anniversary of the previous year's annual meeting). Any such proposal should be mailed to: G&L Realty Corp., 439 N. Bedford Drive, Beverly Hills, California, 90210, Attn: Secretary. Copies of the Charter and Bylaws may be obtained by providing a written request to the Secretary of the Company at that address.

     Section 16(a) Beneficial Ownership Reporting Compliance. Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 furnished to the Company and certain written representations, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act of 1934 with respect to the Company's fiscal year ended December 31, 1998 have been filed by its officers and directors.

     Other Matters. The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

     Annual Report. The Company's Annual Report, including the Company's audited financial statements for the year ended December 31, 1998, is being mailed herewith to all Stockholders of record. The Annual Report however is not part of the proxy solicitation material.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                         By Order of the Board of Directors

                         /s/ George Nagler

                         George Nagler
                         Secretary and General Counsel


Beverly Hills, California
June 30, 1999

                              G & L REALTY CORP.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 31, 1999

P       The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders
R       of G&L Realty Corp. (the "Company") and the accompanying Proxy Statement, revokes all prior
O       proxies, and makes, constitutes and appoints Daniel M. Gottlieb, Steven D. Lebowitz and
X       George Nagler (and each of them) proxies of the undersigned, each with full power of
Y       substitution, to represent the undersigned, and to vote all shares of Common Stock of the
        Company owned by the undersigned, at the Annual Meeting of Stockholders of the Company to be
        held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, on
        August 31, 1999 at 9:00 a.m., local time, and at any adjournment(s) or postponement(s)
        thereof, with all powers the undersigned would be entitled to vote if personally present.

        1.  ELECTION OF DIRECTORS    [_]  FOR all nominees listed below (except as marked to the contrary below)
                                     [_]  WITHHOLD AUTHORITY to vote for all nominees listed below
        (Instruction:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

                           Daniel M. Gottlieb      Steven D. Lebowitz    Richard L. Lesher
                           Leslie D. Michelson     Charles P. Reilly     S. Craig Tompkins

        2.  APPROVAL OF THE CHARTER AMENDMENT WHICH WOULD GIVE THE BOARD OF DIRECTORS THE AUTHORITY
             (I) TO WAIVE THE OWNERSHIP LIMITATION UNDER THE CHARTER FOR ANY PERSON(S), AND (II) TO
             DECREASE THE OWNERSHIP LIMIT UNDER THE CHARTER FOR ALL OTHER PERSONS.

                                     [_]  FOR
                                     [_]  AGAINST
                                     [_]  ABSTAIN

        3.  RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS OF
             THE COMPANY FOR 1999.

                                     [_]  FOR
                                     [_]  AGAINST
                                     [_]  ABSTAIN

        4.  TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY
             ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING AND AS TO WHICH THE UNDERSIGNED HEREBY CONFERS
             DISCRETIONARY AUTHORITY.

        This proxy when properly executed will be voted in the manner directed above by the undersigned Stockholder.  If no direction is made, this proxy will be voted FOR Proposal 1,
        FOR Proposal 2, FOR Proposal 3 and in the discretion of the proxies on any matters arising under Proposal 4.

        Dated: _______________________________________________ 1999        .......................................
               PLEASE MARK/SIGN, DATE AND RETURN THIS PROXY                Signature
               CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        Please sign exactly as your name is printed.  When shares are held by joint tenants, both should sign.  When signing as an
        attorney, executor, administrator, trustee or guardian,            .......................................
        please give your full title as such.  If a corporation,            Signature if held jointly
        please sign the full corporate name by the President or other authorized officer.  If a partnership, please sign in
        partnership name by an authorized person.